EXHIBIT A
English Translation

VOTING AGREEMENT OF BRF S.A. SHAREHOLDERS
This Voting Agreement (the "Agreement") is made and entered into by and among:
CAIXA DE PREVIDÊNCIA DOS FUNCIONÁRIOS DO BANCO DO BRASIL – PREVI, a closed complementary pension fund, with head Office in Rio de Janeiro, State of Rio de Janeiro, at Praia de Botafogo, 501, 3rd and 4th floors, CNPJ/MF 33.754.482/0001-24 ("Previ");
FUNDAÇÃO PETROBRÁS DE SEGURIDADE SOCIAL - PETROS, a closed complementary pension fund, with head Office in Rio de Janeiro, State of Rio de Janeiro, at Rua do Ouvidor, 98, 8th floor, CNPJ/MF 34.053.942/0001-50 ("Petros");
INVESTMENT FUNDS IDENTIFIED IN EXHIBIT 1, represented by their manager TARPON GESTORA DE RECURSOS S.A., with head office in the city and State of São Paulo, at Rua Iguatemi, 151, 23rd floor, CNPJ/MF 14.841.301/0001-52 ("Tarpon"); and
ABILIO DOS SANTOS DINIZ, Brazilian, married, business manager, RG 1.965.961 SSP/SP, CPF/MF 001.454.918-20, with business address in the city of São Paulo, State of São Paulo, at Av. Brigadeiro Faria Lima, 2277, 22nd floor, CEP 01452-000 ("Abílio");
being Previ, Petros, Tarpon and Abílio jointly referred to as "Shareholders" and individually and indistinctly referred to as "Shareholder"; and Previ and Petros jointly called "Group B", and Tarpon and Abílio jointly called "Group A",
Agree irrevocably and irreversibly the following:
1.
The Shareholders, as owners of 32.80% of BRF S.A. shares, a company with head office in the city of Itajaí, State of Santa Catarina, at Rua Jorge Tazchel, 475, CNPJ/MF 01.838.723/0001-27 ("Company"), directly and indirectly, irrevocably and irreversibly, undertake to vote with all their shares and their Affiliates' shares (as defined below) in the matters listed below, to be deliberated at the Company's Ordinary and Extraordinary Shareholders' Meeting, which will take place, in first call, on April 26, 2018, at 11a.m., and, in second call, if applicable, at any date ("Meeting"), as follows:

a.	approve the new formation of the Company's Board of Directors with ten members;
b.	if the procedure of multiple votes is adopted to elect the Company's Board of Directors, vote:
b.1.
to elect the following members: Pedro Pullen Parente, Francisco Petros Oliveira Lima Papathandasiadis, Walter Malieni Jr. and Flávia Albuquerque de Almeida, all for a two-year mandate, counted from the date of the Meeting. In order to implement this arrangement, the Shareholders shall allocate and optimize their votes considering the votes given to said candidates by other shareholders, aiming to elect all four candidates;

b.2.
if the Shareholders may still vote for other members, vote for the following candidates, in this order: Augusto Marques da Cruz Filho, Roberto Rodrigues, José Luiz Osorio, Roberto Antonio Mendes, Dan Ioschpe and Luiz Fernando Furlan, also for a two-year mandate, counted from the date of the Meeting;

c.
if the procedure of multiple votes is not adopted, vote to elect the following candidates to compose the whole Board of Directors: Pedro Pullen Parente, Francisco Petros Oliveira Lima Papathandasiadis, Walter Malieni Jr., Flávia Albuquerque de Almeida, Augusto Marques da Cruz Filho, Roberto Rodrigues, José Luiz Osorio, Roberto Antonio Mendes, Dan Ioschpe and Luiz Fernando Furlan, all of them for a two-year mandate, counted from the date of the Meeting;

d.	if any candidate listed above cannot be elected, for any reason, or does not accept the appointment, Shareholders will vote for Vasco Augusto Pinto da Fonseca Dias Junior to replace that member; and
e.
vote for the following candidates for the positions of President of the Board of Directors and Vice-President of the Board of Directors: Pedro Pullen Parente and Augusto Marques da Cruz Filho, respectively.

1.1
Regarding the item of the Meeting agenda related to the deliberation of the dismissal of the current members of the Board of Directors, Shareholders Petros, Previ and Tarpon, including their respective Affiliates, will vote yes with all their shares.

2.
Shareholders undertake to not implement their right to request the procedure of multiple votes, waiving it definitively, regarding the Meeting. Moreover, Shareholders undertake to not appoint and not vote for any other member, or any other slate to compose the Company's Board of Directors differently from the provisions of this Agreement.

3.
All requests and appointments for the election of members of the Board of Directors previously made to the company that contradict the provision of this Agreement are hereby revoked. This Agreement represents all arrangements between the Shareholders, superseding any verbal or written arrangement related to the provisions of this Agreement. The obligations undertaken by Shareholders through this instrument are irrevocable and irreversible, and shall also bind their heirs and successors of any kind.

4.
The voting obligation above shall also be obeyed by any Affiliate of the Shareholders (including the ones listed in Annex 1 of this Agreement). For the purposes of this Agreement, "Affiliate" means, regarding an individual or legal entity, as well as any entity without legal personality, organized under Brazilian or foreign laws, such as trusts, investment funds, joint ventures, consortia, condominiums and/or silent partnerships ("Person/Entity"), any other Person/Entity that is direct or indirect controller, controlled or under common control and, in relation to an investment fund, any Person/Entity controlled by said investment fund or another investment find managed, discretionarily, by the same manager of the investment fund on point or by any Person/Entity it controls.

5.
Considering the Aforementioned, Shareholders undertake and commit to vote in the Meeting as provided by this Agreement, and the Representatives (defined above) are, as of this moment, authorized to vote with the Shareholder's shares, aiming to comply with the voting commitments undertaken herein.

6.
Shareholders will present this Agreement to the Company on this date, so it may be filed in its head office, allowing that the Company obeys and respects it during the Meeting, and takes the necessary measures for its implementation, in accordance with the applicable legislation and rules. The Meeting Chairman cannot record any act that may represent a breach of the provisions of this Agreement.

7.
Through this act, the Shareholders grant to the following individuals, as representatives of Group A, Ricardo Madrona Saes, Brazilian, single, ID 18880058 – SSP/SP, CPF/MF 091.952.288-29, with office at Avenida Faria Lima, 3064, 11th floor, São Paulo, Capital, and Paula Ferraz da Silva Vianna, Brazilian, married OAB/RJ 138634 – OAB/RJ, CPF/MF 094.435.937-00, with office at Avenida Faria Lima, 2277, 22nd floor, São Paulo, Capital, and possible substitutes appointed, and, as representatives of Group B, Carlos Alexandre Larqué Lobo de Castro e Silva, Brazilian, married, OAB/RJ 84900, CPF/MF 859.955.507-30, with office at Avenida Presidente Wilson, 231, 23rd floor, Rio de Janeiro, RJ and Alberto Weyland Vieira, Brazilian, married, OAB/RJ 121985, CPF/MF 041.921.246-96, with office at Avenida Presidente Wilson, 231, 18th floor, Rio de Janeiro, RJ ("Representatives"), as provided by section 684 of the Civil Code, an irrevocable and irreversible proxy with all powers necessary for the Representatives to (a) represent them in the Meeting in relation to the matters listed in this Agreement, being able to practice all applicable acts, including signing the minutes of the Meeting and Shareholders List of Attendance; and (b) implement the voting right of all Shareholders as provided by this Agreement. Shareholders are forbidden to vest any other legal representative to represent any of them in the Meeting to deliberate on the matters listed in item 1 above. Using the representation powers granted herein, a representative of Group A must necessarily act and sign documents along with a representative of Group B.

8.
This Agreement is valid exclusively for the deliberation on the dismissal, composition and election of Board members and election of President and Vice-President in the Meeting, and shall be automatically extinguished, for completion of the object, immediately after the Meeting ends. This Agreement shall not, in any case, be interpreted as forming and/or consisting of a group of shareholders, or as obligation of any of the Shareholders to execute, participate of be guided by any other voting agreement for any other general meeting of the company other than the Meeting. Shareholders will vote by themselves independently concerning the remaining issues contemplated in the Meeting Agenda that are not object of this voting Agreement.

9.
This Agreement is binding to Shareholders and to all shares issued by the Company and held by them and their Affiliates and may be subject to specific enforceability. Shareholders must use their shares and allocate the votes in order to comply with the arrangements formalized through this instrument.

In witness whereof, the Shareholders execute five identical counterparts of this Agreement, along with the two witnesses identified below.
São Paulo, April 19, 2018.
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ANNEX 1
List of Affiliates of each Shareholder

a. Previ: does not have Affiliates – owns ordinary shares that represent 10.66% of the Company's capital
b. Petros: does not have Affiliates – owns ordinary shares that represent 11.41% of the Company's capital
c. Tarpon – the investment funds listed below own ordinary shares that represent 6.80% of the Company's capital
Tarpon Funds CNPJ Qty
d. Abílio:
ONYX 2006 PARTICIPAÇÕES LTDA., a company with head Office in São Paulo, State of São Paulo, CNPJ/MF 07.422.969/0001-08, sole shareholder of SANTA RITA FUNDO DE INVESTIMENTO EM AÇÕES – INVESTIMENTO NO EXPERIOR, which owns ordinary shares that represent 3.93% of the Company's capital

[page of signatures of the voting agreement of BRF S.A. Shareholders, executed on April 19, 2018]

/s/ Renato Proença Lopes CAIXA DE PREVIDÊNCIA DOS FUNCIONÁRIOS DO BANCO DO BRASIL – PREVI	/s/ Daniel Lima FUNDAÇÃO PETROBRÁS DE SEGURIDADE SOCIAL – PETROS [Stamp: Daniel Lima – Director]

/s/ José Carlos Reis de Magalhães INVESTMENT FUNDS MANAGED BY TARPON GESTORA DE RECURSOS S.A.	/s/ Abílio dos Santos Diniz ABILIO DOS SANTOS DINIZ

Witnesses: 1. /s/ Eduardo Pongracz Rossi Name: Eduardo Pongracz Rossi RG: 17.847.499-X CPF: 162.864.248-30	2. /s/ Rafael Costa Name: Rafael Costa RG: 132.739 CPF: 655.252.447-64